Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Iron Mountain Incorporated on Forms S-3 (File No. 333-105494), S-4 (File No. 333-91577), and S-8 (File Nos. 333-43787, 333-89008, 333-95901, 333-105938, 333-114398, 333-118322, 333-120395) of our report dated March 8, 2004, appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2003, relating to the consolidated financial statements of Iron Mountain Europe Limited, as of October 31, 2003 and 2002 and for the three years ended October 31, 2003 (which report expresses an unqualified opinion).

/s/ RSM ROBSON RHODES LLP

Birmingham, England

May 27, 2005